Exhibit 99.1

The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601

Louisville, KY 40223

News Release	For Immediate Release

Contact: William G. Ferko, CFO
(502) 420-9502

GENLYTE ANNOUNCES RECORD THIRD QUARTER SALES OF $326 MILLION AND EARNINGS OF $0.77 PER SHARE

Louisville, KY, October 24, 2005. The Genlyte Group Incorporated (NASDAQ: GLYT) today announced its record third quarter earnings per share of $0.77 compared to 2004 earnings per share of $0.55 (after adjustment for the May 2005 2-for-1 stock split).  Net income was $21.9 million, up 42.7% from the third quarter of 2004.

Third quarter 2005 sales of $325.6 million, a record for any quarter, were 7.4% higher than the $303.1 million reported last year. A stronger Canadian dollar over last year accounted for 1.6% or $4.7 million of the overall consolidated sales increase. The backlog decreased $7.2 million to $97.3 million at October 1, 2005 from July 2, 2005, reflecting the shipment of orders placed in advance of the June price increase as well as the normal seasonal pattern for the non-residential construction market.

Third quarter results were negatively impacted by a $3.2 million tax expense or $0.11 per share for a foreign earnings repatriation of $60.0 million. The American Jobs Creation Act of 2004 provides for a lower tax rate for earnings repatriated during 2005.

Year-to-date earnings per share of $2.17 and net income of $61.4 million were up 59.6% and 62.9%, respectively, from 2004.  Sales during the nine-month period increased 7.0% to $943.2 million from $881.9 million.

Chairman, President and CEO Larry Powers said, “Once again, we are pleased to report that sales and net income for the third quarter were the highest for any quarter in the company’s history.  Our focus on higher margin product lines and the market’s acceptance of price increases helped us achieve higher sales and gross margins for the third quarter. However, we are concerned that although we increased prices during June, our costs for raw materials, freight, energy, and employee benefits continue to increase.  We have increased order size freight minimums from $1,500 per order to $2,000 per order in an effort to offset some of the rising freight cost.  In addition, we are evaluating another price increase which may be effective during the fourth quarter of 2005.

“The recovery we expected in the commercial markets continues to stretch out.   Commercial construction forecasts remain optimistic, however, lighting is one of the last building materials to be installed in any construction project.  Office and high-end hospitality occupancy rates are improving but these markets continue to be relatively soft.  Residential construction markets remain strong, but there is concern about increasing mortgage rates.  While retail construction for 2005 is nearing completion, we have concern about the energy cost impact on disposable income and consumer confidence for the forthcoming holiday season.  We continue to see strength in sales for institutional and healthcare construction business.

“We are encouraged by the success of our new product and pricing strategies which help protect our margins.  Our ongoing industry leadership in product development and our control over the order and quotation process further boosts the success of our price increases.  In addition, cost containment actions such as the recent consolidation of our San Leandro, California and San Marcos, Texas manufacturing facilities into an entirely new manufacturing facility in San Marcos will enable continuous cost and quality improvements.  We elected to reinforce our efficient North American production capabilities in San Marcos because of our dedication to superior customer service for our make-to-order specification business.”

Vice President and Chief Financial Officer Bill Ferko stated, “During the quarter cash flow from operations of $51.5 million less plant and equipment investments of $11.2 million provided $40.3 million compared to the same quarter last year when cash flow from operations of $40.3 million less plant and equipment investments of $6.3 million generated $34.0 million.

“Cash funding for the new San Marcos facility was $2.1 million during the third quarter and $14.7 million year-to-date.  Construction of the facility was completed during the 3rd quarter.  Punch list items continue to be resolved while start-up and relocation expenses are accelerating.  During the third quarter we recognized operating expenses related to the combination of employee relocation, plant moving, severance, and start-up inefficiencies of $1.3 million which brought the year-to-date total to $1.9 million.  We anticipate that comparable expenses and start-up inefficiencies will approximate $4.5 million during the fourth quarter of 2005 and negatively impact earnings.

“Working capital (current assets minus current liabilities) decreased during the third quarter by $28.8 million to $131.3 million.  The combination of accounts receivable and inventory less accounts payable is 19.7% of annualized sales compared to 20.8% of sales at September of last year.

“We closed the third quarter of 2005 with a cash and short-term investment balance of $45.1 million and total debt of $175.6 million, or a net-debt position of $130.5 million compared to a net-debt balance of $230.6 million last September.

“During the third quarter, the company recognized a $2.4 million foreign currency exchange loss related to the translation of US dollar denominated investments and receivables held by the Canadian divisions. This impacted net income by approximately $1.4 million or $.05 per share.

“Quarterly earnings improvements over 2004 also are attributed to the company’s acquisition, at the close of business July 31, 2004, of the 32% minority interest in Genlyte Thomas Group LLC formerly owned by Thomas Industries Inc. for cash plus transaction costs totaling approximately $402.1 million.  Third quarter 2004 results included a $5.3 million one-time amortization expense related to the step-up of inventory and backlog for purchase accounting adjustments.  In addition, during the third quarter of 2004, the company recognized a $2.9 million minority interest credit to Thomas Industries, which was not repeated in the current quarter.

“Net interest expense of $1.6 million during the quarter is slightly lower than the third quarter of last year. While we recognized one additional month of interest expense related to the 2004 acquisition of the minority interest, outstanding debt is lower, and we recognized in the third quarter of 2005 a gain of $487 thousand on interest rate hedges that are no longer effective.”

To supplement the consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the company has presented a table of pro forma operating results, which includes non-GAAP financial information.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the company’s current financial performance and prospects for the future.  Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items of operating results that were unusual and not indicative or the company’s core operating results.  This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.  The non-GAAP financial information included in this news release has been reconciled to the nearest GAAP measure.

Live audio of Genlyte’s conference call with securities analysts, scheduled for 11 a.m. EDT on October 24, can be accessed from the investor relations section of Genlyte’s website (http://www.genlyte.com) or from http://www.visualwebcaster.com/event.asp?id=25279.  An audio replay of the call will be available for 90 days.

The Genlyte Group Incorporated (Nasdaq: GLYT) holds a 100% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures, controls, and related products for the commercial, industrial and residential markets. Genlyte Thomas sells lighting and lighting accessory products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite, Wide-Lite, and Canlyte.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  Such future results are subject to various risks, such as the ability of the Company to meet new business sales goals and realize desired price increases, fluctuations in commodity, transportation, and energy prices, the condition of commercial, residential, and industrial construction markets, slowing of the overall economy, changes in foreign currency translation rates, increased interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, the outcome of pending litigation, the timing and magnitude of capital expenditures, market response to the Energy Bill as well as other risks discussed in the Company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.

THE GENLYTE GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except earnings per share data)

(Unaudited & Preliminary)

	For the three months ended
	October 1, 2005	October 2, 2004	% Change

Net Sales	$325,622	$303,085	7.4%

Operating Profit	$40,930	$29,302	39.7%

Net Income	$21,873	$15,323	42.7%

E.P.S.*	$0.77	$0.55	40.0%

Average Shares Outstanding *	28,493	27,868	2.2%

*   fully diluted, and adjusted for the May 23, 2005 two-for-one stock split.

THE GENLYTE GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except earnings per share data)

(Unaudited & Preliminary)

	For the nine months ended
	October 1, 2005	October 2, 2004	% Change

Net Sales	$943,221	$881,884	7.0%

Operating Profit	$110,624	$81,294	36.1%

Net Income	$61,417	$37,713	62.9%

E.P.S.*	$2.17	$1.36	59.6%

Average Shares Outstanding *	28,332	27,730	2.2%

*   fully diluted, and adjusted for the May 23, 2005 two-for-one stock split.

THE GENLYTE GROUP INCORPORATED

ADJUSTED OPERATING RESULTS

FOR THE THREE AND NINE MONTHS ENDED OCTOBER 1, 2005 AND OCTOBER 2, 2004

(Amounts in thousands, except earnings per share data)

(Non-GAAP, Unaudited, and Preliminary)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2005	2004	2005	2004
	Adjusted (1)	Adjusted (2)	Adjusted (3)	Adjusted (4)
Reported operating profit	$40,930	$29,302	$110,624	$81,294
32% minority interest purchase accounting:
One-time inventory and backlog step-up amortization		5,314		5,314
Step-up PP&E deprec. and intangibles amortization - 1 month		(456)
Step-up PP&E deprec. and intangibles amortization - 7 months				(2,412)

Adjusted comparable operating profit	40,930	34,160	110,624	84,196
Reported net interest expense	(1,609)	(1,682)	(6,372)	(1,509)
Interest adjustments:
One month of additional interest expense		(932)
Seven months of additional interest expense				(5,868)
Reported minority interest	9	(2,853)	8	(18,314)
Minority interest adjustments:
One month 2004 actual		2,883
Seven months 2004 actual				18,429

Adjusted income before income tax	39,330	31,576	104,260	76,934
Reported income tax provision	(17,457)	(9,444)	(42,843)	(23,758)
Adjusted income tax provision:
(2004 at 38.1% and 38.6%, respectively)		(2,586)		(5,939)
Add back additional tax due from cash repatriation	3,219		3,219
Adjusted net income	$25,092	$19,546	$64,636	$47,237

Adjusted diluted earnings per share	$0.88	$0.70	$2.28	$1.70

Reported net income	$21,873	$15,323	$61,417	$37,713

Reported diluted earnings per share	$0.77	$0.55	$2.17	$1.36

Columns (1) and (3) in the table above present the operating profit, net income, and earnings per share for the third quarter of 2005 on a more comparable basis with the operating results of the third quarter of 2004 by adjusting for one-time events.  Specifically, the expense recorded in the third quarter of 2005 related to the Foriegn Earnings Repatriation Provision within the American Jobs Creation Act of 2004 is added back to adjusted income before income taxes.

Columns (2) and (4) in the table above present the operating profit, net income, and earnings per share for the third quarter of 2004 on a more comparable basis with the operating results of the third quarter of 2005 by adjusting for one-time events.  All of the adjustments to the 2004 operating profit relate to the acquisition of Thomas' 32% minority interest in GTG, which was effective at the close of business on July 31, 2004.  Specifically, the one-time amortization of inventory and profit in backlog was added back to operating profit and the additional ongoing depreciation and amortization for the PP&E and intangible asset step-up is deducted from operating profit.  In addition, the actual minority interest related to GTG is added back to operating income.  Because of the timing of the acquisition noted above, the estimated additional net interest expense due to the increased debt and reduced cash and short-term investments is deducted from income.  Further, the income tax provisions are adjusted at the effective tax rate for the periods based on the adjusted income before income taxes.

THE GENLYTE GROUP INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS AND NINE MONTHS ENDED OCTOBER 1, 2005 AND OCTOBER 2, 2004

(Amounts in thousands, except earnings per share data)

(Unaudited and Preliminary)

	Three Months Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Net sales	$325,622	$303,085	$943,221	$881,884
Cost of sales	204,980	196,144	595,401	572,278
Gross profit	120,642	106,941	347,820	309,606
Selling and administrative expenses	79,112	74,167	235,394	224,375
Amortization of intangible assets	600	3,472	1,802	3,937
Operating profit	40,930	29,302	110,624	81,294
Interest expense, net of interest income	1,609	1,682	6,372	1,509
Minority interest, net of income taxes	(9)	2,853	(8)	18,314
Income before income taxes	39,330	24,767	104,260	61,471
Income tax provision	17,457	9,444	42,843	23,758
Net income	$21,873	$15,323	$61,417	$37,713

Earnings per share:
Basic	$0.79	$0.56	$2.22	$1.39
Diluted	$0.77	$0.55	$2.17	$1.36

Weighted average number of shares outstanding:
Basic	27,859	27,365	27,717	27,223
Diluted	28,493	27,868	28,332	27,730

THE GENLYTE GROUP INCORPORATED

CONSOLIDATED BALANCE SHEETS

AS OF OCTOBER 1, 2005 AND DECEMBER 31, 2004

(Amounts in thousands)

(Unaudited and Preliminary)

	October 1, 2005	December 31, 2004
Assets:
Current Assets:
Cash and cash equivalents	$44,265	$56,233
Short-term investments	873	18,619
Accounts receivable, less allowances for doubtful accounts of $13,526 and $10,724, as of October 1, 2005 and December 31, 2004	210,155	183,119
Inventories	156,463	150,077
Deferred income taxes and other current assets	31,686	31,381
Total current assets	443,442	439,429
Property, plant and equipment, at cost	465,483	434,790
Less: accumulated depreciation and amortization	299,894	281,316
Net property, plant and equipment	165,589	153,474
Goodwill	255,073	253,684
Other intangible assets, net of accumulated amortization	113,234	114,986
Other assets	5,460	4,097
Total Assets	$982,798	$965,670

Liabilities & Stockholders’ Equity:
Current Liabilities:
Short-term debt	$84,307	$92,489
Current maturities of long-term debt	20,165	20,202
Accounts payable	110,739	114,887
Accrued expenses	96,970	93,496
Total current liabilities	312,181	321,074
Long-term debt	71,118	131,029
Deferred income taxes	50,814	40,156
Minority interest	933	910
Accrued pension and other long-term liabilities	27,641	29,513
Total liabilities	462,687	522,682
Stockholders’ Equity:
Common stock	279	138
Additional paid-in capital	63,035	54,148
Retained earnings	434,090	372,673
Accumulated other comprehensive income	22,707	16,029
Total stockholders’ equity	520,111	442,988
Total Liabilities & Stockholders’ Equity	$982,798	$965,670

THE GENLYTE GROUP INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED OCTOBER 1, 2005 AND OCTOBER 2, 2004
(Amounts in thousands)
(Unaudited and Preliminary)

	2005	2004
Cash Flows From Operating Activities:
Net income	$61,417	$37,713
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,686	22,209
Net loss (gain) from disposals of property, plant and equipment	131	(1,879)
Minority interest	(8)	13,204
Changes in assets and liabilities, net of effect of acquisitions:
(Increase) decrease in:
Accounts receivable	(25,819)	(36,004)
Inventories	(5,508)	(4,900)
Deferred income taxes and other current assets	137	(1,984)
Intangible and other assets	(656)	56
Increase (decrease) in:
Accounts payable	(4,431)	1,485
Accrued expenses	2,793	11,541
Deferred income taxes, long-term	10,534	—
Accrued pension and other long-term liabilities	(2,022)	(145)
All other, net	4,005	1,873
Net cash provided by operating activities	63,259	43,169
Cash Flows From Investing Activities:
Acquisitions of businesses, net of cash received	—	(404,476)
Purchases of property, plant and equipment	(32,398)	(18,623)
Proceeds from sales of property, plant and equipment	3	4,580
Purchases of short-term investments	(831)	(43,145)
Proceeds from sales of short-term investments	18,322	113,047
Net cash used in investing activities	(14,904)	(348,617)
Cash Flows From Financing Activities:
Proceeds from short-term debt	14,516	96,412
Repayments of short-term debt	(22,698)	—
Proceeds from long-term debt	29,530	200,000
Repayments of long-term debt	(89,477)	(17,736)
Net decrease in disbursements outstanding	(291)	(2,532)
Exercise of stock options	5,248	4,565
Net cash (used in) provided by financing activities	(63,172)	280,709
Effect of exchange rate changes on cash and cash equivalents	2,849	2,725
Net decrease in cash and cash equivalents	(11,968)	(22,014)
Cash and cash equivalents at beginning of period	56,233	82,136
Cash and cash equivalents at end of period	$44,265	$60,122

THE GENLYTE GROUP INCORPORATED
SELECTED SEGMENT DATA
FOR THE THREE MONTHS AND NINE MONTHS ENDED OCTOBER 1, 2005 AND OCTOBER 2, 2004
(Amounts in thousands)
(Unaudited and Preliminary)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2005	2004	2005	2004
Net sales:
Commercial segment	$238,151	$225,359	$689,920	$651,749
Residential segment	46,451	40,073	136,483	120,118
Industrial & other segment	41,020	37,653	116,818	110,017
Total net sales	$325,622	$303,085	$943,221	$881,884

Operating profit:
Commercial segment	$27,809	$22,036	$77,037	$59,252
Residential segment	7,954	4,497	20,421	12,964
Industrial & other segment	5,167	2,769	13,166	9,078
Total operating profit	$40,930	$29,302	$110,624	$81,294